GPS FUNDS II
GUIDEMARKSM OPPORTUNISTIC FIXED INCOME FUND
REGISTRATION # 811-22486
ATTACHMENT 77 0

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
04/30/12	U.S. Airways Group, Inc.	415,000	623,379,000	Citigroup, Goldman Sachs, Morgan Stanley	Citigroup Global Markets, Inc.; Goldman Sachs & Co.; Morgan Stanley & Co., Inc.; Barclays Capital; Merrill Lynch, Pierce, Fenner & Smith; Natixis Securities North America, Inc.
09/19/12	Continental Airlines	155,000	843,888,000	Citigroup, Credit Suise, Deutsche Bank	Citigroup Global Markets, Inc.; Goldman Sachs & Co.; Morgan Stanley & Co., Inc.; Credit Suise; Deutsche Bank Securities; Jefferies & Co.; Natixis Securities North America, Inc.